Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
Dated October 15, 2002                                Registration No. 333-98741
(to Prospectus dated October 2, 2002)                        Cusip No. 161133AC7

                                  $150,000,000

                             CHARMING SHOPPES, INC.

                   4.75% Senior Convertible Notes due 2012 and
             the Common Stock issuable upon conversion of the Notes
                           _________________________

     The following table supplements the information set forth on pages 33 to 36 in the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by such selling securityholders that may be offered and sold pursuant to the prospectus dated October 2, 2002. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.


                                  Principal Amount                    Number of        Number of       Percentage
                                  At Maturity of                      Shares of        Shares of       of Common
                                Notes Beneficially   Percentage     Common Stock      Common Stock       Stock
                                  Owned that May      of Notes       Owned Prior        that May      Outstanding
             Name                    Be Sold         Outstanding   to the Offering    Be Sold (1)         (2)
             ----                    -------         -----------   ---------------    -----------         ---
AIG DKR Soundshore                 $1,360,000             *            137,652          137,652            *
  Opportunity Holding Fund
  Ltd.

Aventis Pension Master Trust           45,000             *              4,555            4,555            *

B.G.I. Global Investors c/o            57,000             *              5,769            5,769            *
  Forest Mngt. L.L.C.

Canaccord Capital Corporation         100,000             *             10,129           10,129            *

Boilermaker-Blacksmith                250,000             *             25,304           25,304            *
  Pension-Trust

CALAMOS(R)Convertible Fund -        6,000,000            4.0%          607,287          607,287            *
  CALAMOS(R)Investment Trust

CIBC World Markets                  1,804,000            1.2           182,591          182,591            *

City of Albany Pension Plan            55,000             *              5,567            5,567            *

City of Knoxville Pension             115,000             *             11,640           11,640            *
  System

Delta Pilots Disability and            80,000             *              8,097            8,097            *
  Survivorship Trust

Dorinco Reinsurance Company           550,000             *             55,668           55,668            *

JP Morgan Securities, Inc.          1,085,000             *            109,818          109,818            *

Forest Fulcrum Fund L.L.P.            189,000             *             19,130           19,130            *

Forest Global Convertible           1,429,000             *            144,636          144,636            *
  Fund Series A-5

H.K. Porter Company Inc.               15,000             *              1,518            1,518            *

Kettering Medical Center               30,000             *              3,036            3,036            *
  Funded Depreciation Account

Knoxville Utilities Board             120,000             *             12,146           12,146            *
  Retirement System

LLT Limited                           129,000             *             13,057           13,057            *

Lyxor Master Fund c/o Forest          257,000             *             26,012           26,012            *
  Investment Mngt. L.L.C.

Macomb County Employees'               50,000             *              5,061            5,061            *
  Retirement System

RBC Alternative Assets L.P.            58,000             *              5,870            5,870            *

Relay 11 Holdings                      32,000             *              3,239            3,239            *

SCI Endowment Care Common             130,000             *             13,158           13,158            *
  Trust - National Fiduciary
  Services

Southdown Pension Plan                 45,000             *              4,555            4,555            *

Sphinx Convertible Arbitrage           13,000             *              1,316            1,316            *

The Dow Chemical Company              500,000             *             50,607           50,607            *
  Employees' Retirement Plan

Union Carbide Retirement              500,000             *             50,607           50,607            *
  Account

United Food and Commercial             25,000             *              2,530            2,530            *
  Workers Local 1262 and
  Employers Pension Fund

Vopak USA Inc., Retirement             55,000             *              5,567            5,567            *
  Plan (f.k.a. Van Walters &
  Rodgers, Inc. Retirement
  Plan)

Zurich Master Hedge Fund              100,000             *             10,121           10,121            *

* Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $9.88. However, this conversion price is subject to adjustment as described under "Description of Notes-Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 112,763,060 shares of common stock outstanding as of September 18, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

     Because the selling securityholders listed above and in the prospectus under the caption Selling Securityholders may, pursuant to the prospectus, as supplemented, offer all or some portion of the notes, no estimate can be given as to the amount of notes that will be held by the selling securityholders upon termination of any such sales.

     Furthermore, the selling securityholders identified in the table set forth in the prospectus under the caption Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided us with information regarding their notes or common stock, and we have not made any independent inquiries as to the foregoing.

     Unless otherwise noted, all information provided in this prospectus supplement is as of October 15, 2002.